Exhibit 99.2

POST OFFICE BOX 787 LEBANON, TENNESSEE 37088-0787

Investor Contact:	Barbara A. Gould
(615) 235-4124

Media Contact:	Julie K. Davis
(615) 443-9266

CRACKER BARREL ANNOUNCES AMENDMENT OF CREDIT AGREEMENT

LEBANON, Tenn. – Nov. 6, 2009 – Cracker Barrel Old Country Store, Inc. (the “Company”) (Nasdaq: CBRL) today announced that it has entered into an amendment to its existing credit facilities.  The amendment extends the availability of $165 million of the $250 million currently available under the Company's revolving credit facility to January 2013 from April 2011.  The maturity of $250 million of its existing $643 million term loans was extended by three years to April 2016.  The current interest rates on the term loans are Libor + 150 bps on the non-extended portion and Libor + 250 bps on the extended portion.

Commenting on the amendment, Executive Vice President and Chief Financial Officer Sandra B. Cochran said, “We are pleased to successfully complete this amendment, strengthening our capital structure by extending the maturities of our revolver and a portion of our term loans.  We will also be able to appropriately size our revolver to a level consistent with our improved inventory management and cash flow needs.  We appreciate the response from our lenders and their assistance in making these important enhancements to our credit facilities.”

Estimated Effect on Fiscal 2010 Outlook
The Company noted that its prior outlook did not take into account the effects of refinancings that take place during the year or the restructuring of indebtedness that the Company announced today.  Including the effects from the restructuring announced today, the Company currently expects net interest expense for fiscal 2010 to be between $48 and $50 million, compared with a range of $46 to $48 million provided in the Company’s guidance on September 15, 2009.  The Company will update the remainder of its outlook on November 24, 2009, when it announces its fiscal 2010 first quarter earnings.

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Cracker Barrel Announces Amendment of Credit Agreement

Nov. 6, 2009

Fiscal 2010 First-Quarter Earnings and Conference Call
Cracker Barrel will announce its fiscal 2010 first quarter earnings and comparable restaurant and retail sales on Tuesday, November 24, 2009 before the market opens.  The live broadcast of Cracker Barrel’s quarterly conference call will be available to the public on-line at investor.crackerbarrel.com on November 24 beginning at 11:00 a.m. (ET).  The on-line replay will be available at 2:00 p.m. (ET) and continue through December 24, 2009.

About Cracker Barrel
Cracker Barrel Old Country Store® restaurants provide a friendly home-away-from-home in its old country stores and restaurants.  Guests are cared for like family while relaxing and enjoying real home-style food and shopping that’s surprisingly unique, genuinely fun and reminiscent of America’s country heritage…all at a fair price. The restaurant serves up delicious, home-style country food such as meatloaf and homemade chicken n’ dumplins as well as its signature biscuits using an old family recipe. The authentic old country retail store is fun to shop and offers unique gifts and self-indulgences.

Cracker Barrel Old Country Store, Inc. (Nasdaq: CBRL) was established in 1969 in Lebanon, Tenn. and operates 593 company-owned locations in 41 states.  Every Cracker Barrel unit is open seven days a week with hours Sunday through Thursday, 6 a.m. – 10 p.m., and Friday and Saturday, 6 a.m. - 11 p.m.  For more information, visit: crackerbarrel.com.

Except for specific historical information, certain of the matters discussed in this press release (e.g., expected interest costs during fiscal year 2010) may express or imply projections of revenues or expenditures, statements of plans and objectives or future operations or statements of future economic performance.  These, and similar statements are forward-looking statements concerning matters that involve risks, uncertainties and other factors which may cause the actual performance of Cracker Barrel Old Country Store, Inc. and its subsidiaries to differ materially from those expressed or implied by this discussion.  All forward-looking information is provided by the Company pursuant to the safe harbor established under the Private Securities Litigation Reform Act of 1995 and should be evaluated in the context of these factors.  Forward-looking statements generally can be identified by the use of forward-looking terminology such as “trends,” “assumptions,” “target,” “guidance,” “outlook,” “opportunity,” “future,” “plans,” “goals,” “objectives,” “expectations,”   “near-term,” “long-term,” “projection,” “may,” “will,” “would,” “could,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “potential,” “regular,” ”should,” “ projects,” “forecasts,”  or “continue” (or the negative or other derivatives of each of these terms) or similar terminology.  Factors which could materially affect actual results include, but are not limited to:  the effects of uncertain consumer confidence, higher costs for energy, or general or regional economic weakness, or weather on sales and customer travel, discretionary income or personal expenditure activity of our

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Cracker Barrel Announces Amendment of Credit Agreement

Nov. 6, 2009

customers; the ability of the Company to identify, acquire and sell successful new lines of retail merchandise and new menu items at our restaurants; the ability of the Company to sustain or the effects of plans intended to improve operational or marketing  execution and performance; changes in or implementation of additional governmental or regulatory rules, regulations and interpretations affecting tax, wage and hour matters, health and safety, pensions, insurance or other undeterminable areas; the effects of plans intended to promote or protect the Company’s brands and products; commodity price increases; the ability of and cost to the Company to recruit, train, and retain qualified hourly and management employees in an escalating wage environment; the effects of increased competition at Company locations on sales and on labor recruiting, cost, and retention; workers’ compensation, group health and utility price changes; consumer behavior based on negative publicity or concerns over nutritional or safety aspects of the Company’s food or products or those of the restaurant industry  in general, including concerns about pandemics, as well as the possible effects of such events on the price or availability of ingredients used in our restaurants; the effects of our substantial indebtedness and associated restrictions on the Company’s financial and operating flexibility and ability to execute or pursue its operating plans and objectives; changes in interest rates or capital market conditions affecting the Company’s financing costs and ability to refinance all or portions of our indebtedness; the effects of business trends on the outlook for individual restaurant locations and the effect on the carrying value of those locations; the ability of the Company to retain key personnel; the availability and cost of suitable sites for restaurant development and our ability to identify those sites; changes in land, building materials and construction costs; the actual results of pending, future or threatened litigation or governmental investigations and the costs and effects of negative publicity associated with these activities; practical or psychological effects of natural disasters or terrorist acts or war and military or government responses; disruptions to the Company’s restaurant or retail supply chain; changes in foreign exchange rates affecting the Company’s future retail inventory purchases; implementation of new or changes in interpretation of existing accounting principles generally accepted in the United States of America (“GAAP”); and other factors described from time to time in the Company’s filings with the Securities and Exchange Commission, press releases, and other communications.

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